Exhibit 99.1
Second Quarter 2011 Earnings
July 28, 2011
SAVE THE DATE
Annual Shareholder BBQ
September 21, 2011 at 11:00 am
Comfort Inn Conference Center
2424 S. Mission St. | Mt. Pleasant
Formal invitations will be mailed
Dear Shareholder,
I am pleased to announce Isabella Bank Corporation’s net income for the second quarter of 2011 was $2.67 million. The Corporation paid a $0.19 per share cash dividend in the second quarter of 2011. Based on the Corporation’s average stock price of $18.07 for the month of June 2011, the annualized dividend yield was 4.21%. Here are a few of our financial highlights as of June 30, 2011:
•	The Corporation’s net income for the first six months of 2011 was $4.99 million, an $814,000 or 19.50% increase over the same period in 2010. The increase in earnings is primarily a result of net interest income increasing $1,073,000 from strong asset growth and the provision for loan loss expense decreasing $843,000 as loan losses continue to decline.

•	The Corporation’s total assets were $1.28 billion, a 4.52% increase when compared to December 31, 2010. The majority of this growth was funded by a 5.34% increase of in-market deposits. Assets under management, which include loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.89 billion.

•	The Corporation had a relatively low percentage of total assets classified as “nonperforming” (0.70%) as of June 30, 2011. This is a 4.48% decrease compared to December 31, 2010. By comparison, the average percentage of nonperforming assets for all banks in the state of Michigan was 3.09% for the period ended March 31, 2011, the date of the most recently available information. The Corporation has $1.84 in loan loss reserve for every dollar of nonperforming loans, an outstanding coverage ratio.

•	The Corporation’s risk based capital to risk adjusted total assets ratio was 13.77%, which is considered to be exceptionally strong when compared to the 10.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
On May 3, 2011, we hosted our annual shareholder meeting at the Mt. Pleasant Comfort Inn. The meeting resulted in the reelection of five Board members (Angner, Barnes, Hubscher, Maness, Manifold) to three year terms and the approval of a favorable advisory vote on executive compensation and the approval of an advisory vote to be held every three years on executive compensation. During the meeting we also recognized the recent retirement of Dianne Morey from the Isabella Bank and Corporation’s Boards. I would again like to express my gratitude to Dianne for her dedication to the Bank and the Corporation.

In addition to recapping our highlights from the second quarter and our annual Shareholder Meeting, I would like to congratulate Steve Pung and Jae Evans on their recent promotions to Executive Vice President and Chief Operations Officer, respectively. Steve and Jae both value our community bank heritage and we are fortunate to have them as part of our senior management team. I would also like to welcome Rich Russo to the Isabella Bank Family. Rich will succeed Jae as our Greenville Division President. He brings with him an extensive background in banking and we are excited to have him join our team.
The response to our new shareholder statements, which were sent out last month, was very positive. Many people commented that they enjoy the expanded information and easy to read format. We will continue to look at ways to improve our shareholder resources and look forward to your continued feedback.
I hope you enjoy the rest of your summer, and if you have any questions or concerns, please feel free to call me at (989) 779-6305 or email me at rbarz@isabellabank.com.
Richard J. Barz, CEO